Exhibit 10.18

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Separation Agreement”) made and entered into this 18th day of January, 2011, by and between Employers Insurance Company of Nevada (hereinafter referred to as the “Company”) and Martin J. Welch (hereinafter referred to as “Executive”) (collectively referred to as the “Parties”).

 WITNESSETH:

WHEREAS, Executive has been employed by the Company as its President and Chief Operating Officer; and

WHEREAS, Executive has served as a Company officer and an officer of certain of the Company’s subsidiaries and/or affiliates; and

WHEREAS, Executive has also been a member of the Company’s Board of Directors and the boards of directors of the Company’s parent and certain subsidiaries and/or affiliates of the Company; and

WHEREAS, the Company and Executive have mutually agreed that it is in the best interests of the Parties to terminate their employment relationship effective February 1, 2011 (the “Effective Date”), in accordance with the terms of the Employment Agreement between the Parties, which was entered into as of December 17, 2008, and became effective on January 1, 2009 (the “Employment Agreement”); and

WHEREAS, the Parties desire to set forth in this Separation Agreement the terms of the compensation and benefits to which Executive would become entitled under the Employment Agreement in connection with the termination of his employment relationship without otherwise superseding or terminating that agreement, except as expressly provided in Paragraph 2 hereof;  and

WHEREAS, effective as of the Effective Date, Executive shall resign from all positions with (a) the Company and (b) any parent, affiliate, or subsidiary thereof ((a) and (b) collectively referred to as the “Company Affiliates”), and with the Company's board of directors, the board of directors of the Company’s parent and the boards of directors of those of the Company’s or the Company parent’s subsidiaries and/or affiliates on which Executive served immediately prior to the Effective Date.

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereafter set forth, the Parties hereto do now mutually agree as follows:

1.           Effective as of the Effective Date, Executive shall resign from all positions with any and all of the Company Affiliates, and with the Company's board of directors, the board of directors of the Company’s parent, and the boards of directors of those of the Company’s or the Company’s parent’s subsidiaries and affiliates on which Executive served immediately prior to the Effective Date.  Executive agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.

2.           The Parties agree that provided that, no later than twenty-two  (22) calendar days following the date of this Separation Agreement, the Executive has duly executed and returned an original copy of this Separation Agreement (pursuant to the terms of this Separation Agreement), and the seven (7) calendar day waiting period under the Older Workers Benefit Protection Act (OWBPA) following execution of this Separation Agreement has expired without Executive having revoked this Separation Agreement, the  Executive shall be entitled to the following:

(a)  in lieu of any further or other salary payments or any severance or noncompetition payments or benefits otherwise payable to Executive, (I) an amount equal to one (1) times Executive’s annual base salary, at the rate in effect immediately prior to the Effective Date, payable in equal bi-weekly installments on the Company’s regular payroll dates as in effect on the Effective Date, for twelve (12) months following the Effective Date, commencing with the payroll date applicable to the first full payroll period following the Effective Date; and (II) continuation of the bi-weekly payments described in clause (I) above, payable in equal bi-weekly installments on the Company’s regular payroll dates as in effect as of the Effective Date commencing with the payroll date applicable to the first full payroll period immediately following the one (1) year anniversary of the Effective Date for the shorter of an additional six (6) months or until Executive engages in any “Non-Competition Activities,” as defined in the Employment Agreement.  Notwithstanding anything in this Separation Agreement to the contrary, if the non-competition provisions in the Employment Agreement (or incorporated herein) are, or at any time become, nonenforceable, then Executive shall not be entitled to any unpaid amounts that would otherwise be payable pursuant to clause (II) of this subparagraph (a).

(b)  (I) Continuation of the medical, dental and vision insurance coverage in effect on the Effective Date for a period of twelve (12) months following the Effective Date with the Company paying the employer portion of the premium and Executive paying the applicable employee portion, including dependents if applicable, of the premium during such twelve (12) month period, provided that Executive elects to continue such insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).  Executive shall be solely responsible for taking the actions necessary to exercise his rights under COBRA for the insurance coverage Executive has in effect, including coverage for dependents if applicable, on the Effective Date; and (II) continuation of the coverage described in clause (I) of this subparagraph (b) for the shorter of an additional six (6) months or until Executive engages in any Non-Competition Activities.

All payments made pursuant to this Separation Agreement, including but not limited to those described in subparagraphs 2(a) and (b) above, shall be reduced by and subject to withholding for all federal, state, and local taxes and any other withholding required by applicable laws and regulations.  Executive acknowledges and agrees that no Company Affiliate or any counsel thereof has made any representations to him regarding the tax consequences of any amounts received or to be received by him pursuant to this Separation Agreement.  Executive agrees to pay any federal and/or state taxes that are required to be paid by Executive with respect to the payments or benefits provided under this Separation Agreement, beyond the amount of any withholding by the Company.  The payments and benefits under this Separation Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.  Executive acknowledges that he is not entitled to any compensation or benefits under the Employment Agreement other than the compensation and benefits expressly set forth in this Separation Agreement.  However, this Separation Agreement does not terminate any rights that Executive might have pursuant to any grant agreement or agreements (the “Grant Agreements”) issued to Executive pursuant to the terms of the Employers Holdings, Inc. Equity and Incentive Plan, as amended (the “Equity Plan”).   Executive expressly agrees that the Grant Agreements shall be governed by and administered in accordance with the terms of such Grant Agreements and the Equity Plan.

3.           In addition, (a) Executive hereby reaffirms the covenants contained in the Employment Agreement as if such covenants were set forth herein, including, but not limited to, any and all noncompetition, nonsolicitation, confidential information, cooperation, anti-assignment and other provisions set forth in Sections 7(b) and (c), 9, 10, 11 and 12 of the Employment Agreement, and (b) all such provisions shall be incorporated herein by reference.

4.           Executive agrees that he will not disparage or discredit any Company Affiliate, or any current or former officers, directors, employees or agents of any such entity. The Company agrees that it will not disparage or discredit Executive and that it will respond to any inquiries about Executive’s employment history with the dates of employment and job title.

5.           Executive represents that he has returned any and all equipment, software, data, property and information of any of the Company Affiliates, including documents and records or copies thereof relating in any way to any proprietary information of any of the Company Affiliates whether prepared by Executive or any other person or entity.  In addition, Executive further agrees that he shall not retain any proprietary information of any of the Company Affiliates after the Effective Date.

6.           Executive represents and agrees that he will keep the terms, amounts and facts of this Separation Agreement completely confidential, and that he will not hereafter disclose any information concerning this Separation Agreement to anyone, excluding only his spouse, attorneys and tax advisors to the extent required for tax and accounting purposes.  Each such person to whom such information is required to be disclosed will be specifically instructed not to disclose it to any other person.  Executive understands that the Company Affiliates will comply with any legally required disclosure requirements applicable to this Separation Agreement and/or Executive’s separation from the Company Affiliates. Such disclosures may include disclosure of the Executive’s separation from the Company Affiliates, and the terms of this Separation Agreement and/or any separation-related payments or benefits that Executive has received or may receive.

7.           Executive represents, by executing this Separation Agreement, that he has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, arising from or associated with the employment of Executive by any of the Company Affiliates or the matters which are released by this Separation Agreement.

8.           Executive agrees to and does release the Company, including but not limited to the Company’s predecessors, successors, assigns, parents, subsidiaries, or affiliates, and the current or former officers, directors, agents, and employees of such entities, from any and all liability arising from or associated with Executive’s employment relationship with the Company Affiliates and this Separation Agreement up to and including the date of this Separation Agreement.  This release includes any and all claims or disputes he has or believes he may have arising under any federal, state, local or foreign statute or regulation, including, without limitation, those relating to unfair or discriminatory employment practices or wage and hour or wage collection laws, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), OWBPA, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, COBRA, the Internal Revenue Code of 1986, as amended, the Family and Medical Leave Act, the Workers Adjustment and Retraining Act, federal and state whistleblower laws (and any and all amendments to any and all of the foregoing laws), and any federal or state law or local ordinance dealing with employment compensation, discrimination, retaliation or wrongful discharge.  This release also includes claims based on theories of contract or common law, including but not limited to breach of contract, wrongful discharge under any theory, constructive discharge, intentional or negligent infliction of emotional distress, negligent hiring, negligence, misrepresentation, invasion of privacy, defamation, interference with contract and/or prospective economic advantage.  Executive understands that this list is not intended to be exhaustive but merely illustrative;   provided, however, that nothing contained herein shall be construed as a waiver or release of (i) the Company's breach of its  obligations under this Separation Agreement; (ii) any vested benefits Executive may have in the 401(k) Plan of a Company Affiliate as of Executive’s last date of employment; and (iii) any claim or cause of action that cannot legally be waived by private agreement, including without limitation any claim for workers' compensation benefits, unemployment benefits, or state or federal disability benefits.

9.           This Separation Agreement extends to all claims of whatsoever type or nature, including but not limited to any possible claim under the Federal Age Discrimination in Employment Act, 29 U.S.C. §§ 621-635 as amended by the Older Workers' Benefit Protection Act (“OWBPA”) (Pub. Law 101-433, 104 Stat. 978), which, among other things, establishes minimum standards for validity of waivers of claims under the ADEA.  With respect to his waiver of any ADEA claim, Executive states:

(a)  This waiver is knowing and voluntary on his part;

(b)  This Separation Agreement is clear and understandable to him, and he needs no further time to consider it;

(c)  He understands that his waiver applies only to rights or claims arising on or before the date he signs this waiver (set forth below);

(d)  He has been advised in writing to consult with an attorney before signing this waiver through the presentation of this Separation Agreement and has either consulted with an attorney of his choice or has voluntarily elected not to seek the advice of any attorney;

(e)  He has been given a period of at least twenty-one (21) calendar days to consider this waiver, although he is free to sign it sooner if he so desires;

(f)  He understands that his waiver of any claim under the ADEA may be revoked by him at any time within a period of seven (7) calendar days after his execution of this Separation Agreement, and that his waiver of any claim under the ADEA will not become effective or enforceable until such revocation period has passed.  To revoke any claim under the ADEA, Executive must send a written notice announcing the revocation, certified mail, return receipt requested, to the Company’s General Counsel, 10375 Professional Circle, Reno, Nevada 89521-4802.  Executive represents and warrants that he has not assigned any ADEA claim or authorized any person or entity to assert any such claim on his behalf.  Further, Executive agrees that, by this release, he waives any ADEA claim for damages incurred at any time after the date of this release because of any possible continuing effects or alleged or unalleged acts or omissions by any Company Affiliate that occurred on or before the date of this Separation Agreement, and any right to sue for monetary or injunctive relief against the alleged continuing effects of any such acts or omissions that occurred before the date of this Separation Agreement.

10.           This Separation Agreement shall not in any way be construed as an admission that any Company Affiliate has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against any Company Affiliate or any current or former directors, officers or employees of any Company Affiliate, and each Company Affiliate specifically disclaims any liability to, or wrongful acts against, Executive or any other person, on the part of itself or its current or former directors, officers, or employees or their agents.

11.           Executive understands and agrees that this Separation Agreement is intended to include all claims, if any, which he may have including those which he may not now know or suspect to exist in his favor against any of the released entities or parties and that this Separation Agreement extinguishes those claims.  Accordingly, for the purposes of implementing a full and complete release, Executive knowingly and voluntarily waives all rights afforded by any state or federal statute, regulation, ordinance or common law that otherwise would prevent the release of unknown or unsuspected claims.

12.           Executive agrees to indemnify and hold the Company Affiliates harmless from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys’ fees incurred arising out of any breach of this Separation Agreement by Executive, or the fact that any representation made herein was false when made.  In any action to enforce this Separation Agreement, or its terms, the prevailing party shall be entitled to costs, including reasonable attorney’s fees.

13.           This is the entire Separation Agreement between the Company and Executive and together with the Employment Agreement supersedes any and all prior or contemporaneous agreements, representations, negotiations, or assurances unless specifically incorporated therein.

 14.           All notices and other communications required or permitted under this Separation Agreement shall be in writing and sent by registered first class mail, postage pre-paid, or sent by a nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt at the following addresses, or such other addresses as a party shall notify to the other party:

If to the Company:                                                                                     If to Executive:
Employers Insurance Company of Nevada                                            Martin Welch
Attn:  General Counsel                                                                              To the address (or facsimile
10375 Professional Circle                                                                           number, if any) on record with the
Reno, Nevada 89521-4802                                                                         Company.

The parties shall have the right to change their addresses for future notices by way of written notice delivered pursuant to this Paragraph.

15.           Executive represents and agrees that he fully understands his right to discuss all aspects of this Separation Agreement with an attorney and that he has carefully read and fully understands all of the provisions of this Separation Agreement, and that he is voluntarily entering into this Separation Agreement.

16.           Executive represents and acknowledges that in executing this Separation Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by any Company Affiliate or by any of  agents, representatives, or attorneys of any Company Affiliate with regard to the subject matter, basis or effect of this Separation Agreement.

17.           If any provision of this Separation Agreement is held to be invalid, void, or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

18.           The provisions of Section 25 of the Employment Agreement (Section 409A) are hereby incorporated by reference as if set forth herein, with references therein to the “Employment Agreement” referring as well to this Separation Agreement, as the context permits.

19.           This Separation Agreement shall be governed by the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.

It is so agreed.

_/s/ DOUGLAS D. DIRKS       January 19, 2011_                                                                        _/s/ MARTIN J. WELCH                     January 18, 2011__
By:    Douglas D. Dirks             Date                                                                                             Martin J. Welch                                     Date
          Chief Executive Officer
          Employers Insurance Company of Nevada